EXHIBIT 99.1

Boston Communications Group, Inc. Announces Additional Staff

Determination Letter from Nasdaq

Bedford, Mass., August 22, 2007 – Boston Communications Group, Inc. (Nasdaq: BCGI), a leading provider of solutions to mobile operators and MVNOs worldwide, today announced that on August 16, 2007, it received from Nasdaq an Additional Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) due to the delay in filing the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

On August 15, 2007, the Company filed a Form 12b-25 with the Securities and Exchange Commission reporting that it had delayed filing its Quarterly Report on Form 10-Q pending the completion of its review and restatement of its historical financial statements. The Company’s inability to file the Form 10-Q for the period ended June 30, 2007 did not arise from new circumstances or reflect any significant events concerning the restatement or the Company’s compliance with Nasdaq’s listing requirements.

As previously announced, on June 29, 2007 the Nasdaq Board of Directors called for review the decision of the Nasdaq Listing and Hearing Review Council (the “Listing Council”) dated May 25, 2007, and granted a stay of the delisting of the Company’s securities pending further review by the Nasdaq Board. On July 18, 2007, the Company received a determination letter from the Nasdaq Board remanding this matter to the Nasdaq staff with instructions that the Company be provided until September 17, 2007 to regain compliance with the filing requirements of Rule 4310(c)(14), during which time the Company’s securities will remain listed on the Nasdaq Global Market. In the event that the Company has not regained compliance by September 10, 2007, Nasdaq staff is instructed to provide an update to the Nasdaq Board on whether the staff continues to believe it is appropriate for the Company to remain listed. The Company will receive a copy of this update and have an opportunity to respond to the Nasdaq Board.

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About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the continued listing of the Company’s common stock on the Nasdaq stock market and the filing of reports with the Securities and Exchange Commission. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements are potential delays in the Company’s restatement of its historical financial statements, the Company’s ability to file required reports with the Securities and Exchange Commission, the actions of the Nasdaq Board, and developments relating to the tender offer by a subsidiary of Megasoft Limited for all of the Company’s outstanding shares, as well as the other factors that may affect future operating results described in the Company’s Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Press Contact:

Patricia Travaline

781.904.5153

ptravaline@bcgi.net